EXHIBIT 99.1

2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618--4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CLOSING OF
COMMON STOCK OFFERING

        Houston, Texas - March 5, 2003...Southwestern Energy Company (NYSE: SWN) announced today that its recent successful public offering of common stock raised net proceeds of approximately $89.8 million. Southwestern sold a total of 8,250,000 shares at a price of $11.50 per share. Southwestern has granted the underwriters a 30-day option to purchase up to an additional 1,237,500 shares of common stock to cover over-allotments, if any.

        Net proceeds from the offering will be used to accelerate the development drilling of the Company's Overton Field in East Texas and for general corporate purposes. RBC Capital Markets acted as lead manager for the offering and Raymond James, Johnson Rice & Company L.L.C. and Hibernia Southcoast Capital acted as co-managers.

        Southwestern Energy Company is an independent energy company primarily focused on the exploration for and production of natural gas. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley Executive Vice President and Chief Financial Officer ((281) 618-4803	Brad D. Sylvester, CFA Manager, Investor Relations (281) 618-4897

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